UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 25, 2007

ROBCOR PROPERTIES, INC.
 (Exact name of registrant as specified in its charter)

Florida	333-126031	20-3215854
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

Robcor Properties, Inc.
2005 Eastpark Blvd.
Cranbury, New Jersey 08512-3515
(Address of Principal Executive Offices)

(609) 860-1500

Registrant’s Telephone Number, Including Area Code:

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.          Entry into a Material Definitive Agreement.

On April 25, 2007, Redpoint Bio Corporation (“Redpoint”), the wholly-owned subsidiary of Robcor Properties, Inc. (the “Company”), entered into a Separation Agreement and General Release (the “Separation Agreement”) with Dr. Susan Welsh, the former President of Redpoint and the Company, dated April 25, 2007, in connection with Dr. Welsh’s previously announced departure from Redpoint and the Company.  The material terms of the Separation Agreement are described below.

Under the terms of the Separation Agreement, Redpoint will pay Dr. Welsh an amount equal to her current monthly base salary for six months following March 29, 2007 (the “Termination Date”), which amounts to $130,000.00, payable in accordance with Redpoint’s regular payroll practices, plus any unpaid salary and vacation that is accrued but unpaid through the Termination Date.  Redpoint will also pay Dr. Welsh for valid, outstanding business expenses incurred through the Termination Date, which she will submit and document in accordance with Redpoint policy.  In addition to the foregoing, as consideration for entering into the Separation Agreement, including, but not limited, the waiver and release by Dr. Welsh of claims against Redpoint and certain of its affiliates and related parties, Redpoint will pay Dr. Welsh a lump sum amount equal to $39,000.00.

Pursuant to the Separation Agreement, unvested stock options granted to Dr. Welsh by Redpoint, which vest within six months of the Termination Date, will vest immediately upon the Termination Date.  Dr. Welsh’s right to exercise any outstanding stock options will terminate twelve months after the Termination Date on March 29, 2008, which represents a nine-month extension of the time period provided in the Incentive Stock Option Agreement, dated January 3, 2006, between Redpoint and Dr. Welsh.

Dr. Welsh will also be eligible to participate in all Redpoint benefit plans for six months following the Termination Date at no additional cost to her except where the plan(s) provide for payment upon conversion of benefits, and except for any plans in which Dr. Welsh’s participation is prohibited by law or by the terms of the applicable benefit plan.  In accordance with Dr. Welsh’s election to decline health benefits and in lieu of continued participation in any health plan, Redpoint will continue to provide Dr. Welsh a $150.00 monthly payment for six months following the Termination Date, payable in accordance with Redpoint’s regular payroll practices.

Also, pursuant to the Separation Agreement, Dr. Welsh agreed that she will continue to be bound to the terms of her Confidentiality, Non-Disclosure, Non-Competition and Invention Assignment Agreement, dated January 3, 2006, with Redpoint, which includes restrictions on competition and solicitation.  In addition, Dr. Welsh provided Redpoint and its affiliates with a general liability release, and she agreed to a mutual covenant of nondisparagement.

A copy of the Separation Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.  The foregoing summary description of the material terms of the Separation Agreement is not intended to be complete and is qualified in its entirety by the complete text of the Separation Agreement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Separation Agreement and General Release, dated as of April 25, 2007, by and between Redpoint Bio Corporation and Susan Welsh.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROBCOR PROPERTIES, INC.

By:	/s/ Scott M. Horvitz
Name:	Scott M. Horvitz
Title:	Chief Financial Officer, Secretary
and Treasurer